Exhibit 14(b)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2025, with respect to the consolidated financial statements of Monroe Capital Corporation and Subsidiaries, as of December 31, 2024, and the senior securities table, incorporated herein by reference and to the references to our firm under the headings “Senior Securities of Monroe Capital Corporation” and “Independent Registered Public Accounting Firms” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois
December 3, 2025